Exhibit 99.1

FAMILY DOLLAR 2000
OUTSIDE DIRECTORS PLAN

SECTION 1

GENERAL

1.1  Purpose.  The Family Dollar 2000 Outside Directors Plan (the “Plan”) has been established by Family Dollar Stores, Inc. (the “Company”) to promote the interests of the Company and its shareholders by enhancing the Company’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

1.2  Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 3.  Capitalized terms in the Plan shall be defined as set forth in Section 5 or elsewhere in the Plan.

SECTION 2

AWARDS

2.1           General.

(a)           For each Plan Year, each Director who is an Eligible Director on the first day of that Plan Year shall be granted a “Retainer Award” for the year, which shall be in the form of shares of Stock having a Fair Market Value of $20,000.  Except as otherwise provided in this subsection 2.1, the Retainer Award for any Plan Year shall be made as of the first business day of that Plan Year (the “Award Date” for that Retainer Award), and the Fair Market Value of the Stock so awarded shall be determined as of that date.

(b)           If a Director becomes an Eligible Director during a Plan Year, on a date other than the first day of the Plan Year, he or she shall be granted a Retainer Award for the year, which shall be in the form of shares of Stock having a Fair Market Value equal to $20,000, subject to a pro-rata reduction to reflect the portion of the Plan Year prior to the date on which he or she becomes an Eligible Director.  A Director’s Retainer Award under this paragraph (b) shall be made on the first business day on which he or she is an Eligible Director (the “Award Date” for that Retainer Award), and the Fair Market Value of the Stock so awarded shall be determined as of that date.

2.2           Fractional Shares.  If the Retainer Award that would otherwise be made to a Participant as of any Award Date under paragraph 2.1 is not a whole number, then the number of shares otherwise awardable shall be increased to the next highest whole number.

SECTION 3

OPERATION AND ADMINISTRATION

3.1           Term.  The Plan shall be effective as of the Effective Date and shall terminate on the Award grant date immediately following the Annual Meeting of Stockholders of the Company in January 2014.  The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

3.2           Shares Subject to Plan.  Any Stock awarded under the Plan may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.  Subject to adjustment as provided in Section 3.3, the aggregate number of shares of Stock reserved and available for Awards under the Plan shall be 85,000 shares, including Awards granted since the original Effective Date of the Plan.

3.3           Adjustments to Shares.

(a)           The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company’s Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character of otherwise.

(b)           In the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the authorization limits under Section 3.2 shall automatically be adjusted proportionately.

3.4           Limit on Distribution.  Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)           Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)           The Board shall add such conditions and limitations to any Award to any Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as is necessary to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)           To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Board, be effected on a non-certificated basis, to the extent not prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules.

3.5           Taxes.     All Awards and other payments under the Plan are subject to all applicable taxes.

3.6           Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Board.

3.7           Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

3.8           Action by Company.  Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, by a duly authorized officer of the Board, or (except to the extent prohibited by the provisions of SEC Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Company.

SECTION 4

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 3.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board, and provided further that, if an amendment to the Plan would, in the reasonable opinion of the Board, materially increase the number shares issuable under the Plan, materially modify the requirements for eligibility, or otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the New York Stock Exchange, then such amendment shall be subject to stockholder approval.

SECTION 5

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)           Award.  The term “Award” shall mean the Retainer Award granted to any person under the Plan.

(b)           Board.  The term “Board” shall mean the Board of Directors of the Company.

(c)           Director.  The term “Director” means a member of the Board.

(d)           Dollars.  As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

(e)           Effective Date.  The “Effective Date” means the date on which Directors begin their yearly term of office on the Board following their election at the Company’s 2000 annual shareholders meeting.

(f)            Eligible Director.  Each Director who is not an employee of the Company or any Related Company shall be an “Eligible Director”.

(g)           Fair Market Value.  The “Fair Market Value” of a share of Stock of the Company as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange – Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(h)           Participant.  A “Participant” is any person who has received an Award under the Plan.

(i)            Plan Year.  The term “Plan Year” means the period (i) beginning on the date on which members of the Board begin their yearly term as Board members following the election of Directors at the Company’s annual shareholders meeting and (ii)ending on the day immediately prior to the first day of the following Plan Year.  The first Plan Year shall begin on the Effective Date.

(j)            Related Company.  The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Internal Revenue Code section 424(f) with respect to the Company).

(k)           SEC.  “SEC” shall mean the Securities and Exchange Commission.

(l)            Stock.  The term “Stock” shall mean shares of common stock of the Company.